Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP ANNOUNCES FIRST QUARTER 2024 RESULTS

NEW YORK, NY – April 25, 2024 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the first quarter 2024 of $96.3 million, or $0.18 per diluted common share, as compared to the fourth quarter 2023 net income of $71.6 million, or $0.13 per diluted common share, and net income of $146.6 million, or $0.28 per diluted common share, for the first quarter 2023. Excluding all non-core income and charges, our adjusted net income (a non-GAAP measure) was $99.4 million, or $0.19 per diluted common share, for the first quarter 2024, $116.3 million, or $0.22 per diluted common share, for the fourth quarter 2023, and $154.5 million, or $0.30 per diluted common share, for the first quarter 2023. See further details below, including a reconciliation of our non-GAAP adjusted net income, in the "Consolidated Financial Highlights" tables.

Key financial highlights for the first quarter 2024:

•Non-Interest Income: Non-interest income increased $8.7 million to $61.4 million for the first quarter 2024 as compared to the fourth quarter 2023 mainly driven by increases in wealth management and trust fees, including revenue associated with our tax credit advisory subsidiary, and service charges on deposit accounts totaling $6.0 million and $1.9 million, respectively, and a $3.6 million net gain on the sale of our commercial premium finance lending business in February 2024. These increases were partially offset by lower insurance commissions income and swap fees related to commercial loan transactions included in capital market fees.
•Non-Interest Expense: Non-interest expense decreased $60.1 million to $280.3 million for the first quarter 2024 as compared to the fourth quarter 2023 largely due to decreases in the FDIC special assessment, merger related contract termination expenses, and consulting expenses related to our implementation of a new single core banking system in the fourth quarter of 2023. Other expense also declined $7.6 million from the fourth quarter 2023 due to reductions in several general expense categories. These decreases were partially offset by higher salary and employee benefits expense mostly due to normal seasonal increases in payroll taxes and other items during the first quarter 2024. We recorded estimated expenses related to the FDIC special assessment of $7.4 million and $50.3 million during the first quarter 2024 and fourth quarter 2023, respectively. See the non-GAAP reconciliations in the "Consolidated Financial Highlights" tables below for additional information regarding our non-core charges, including the FDIC special assessment and merger related expenses.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $487.3 million and $465.6 million at March 31, 2024 and December 31, 2023, respectively, representing 0.98 percent and 0.93 percent of total loans at each respective date. During the first quarter 2024, we recorded a provision for credit losses for loans of $45.3

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2024 Earnings
April 25, 2024

million as compared to $20.7 million and $9.5 million for the fourth quarter 2023 and first quarter 2023, respectively. The increase in the first quarter 2024 provision was mostly due to higher quantitative reserves allocated to commercial real estate loans at March 31, 2024.
•Credit Quality: Total accruing past due loans decreased $17.2 million to $74.4 million, or 0.15 percent of total loans, at March 31, 2024 as compared to $91.6 million, or 0.18 percent of total loans, at December 31, 2023. Non-accrual loans represented 0.58 percent of total loans at both March 31, 2024 and December 31, 2023. Net loan charge-offs totaled $23.6 million for the first quarter 2024 as compared to $17.5 million and $30.4 million for the fourth quarter 2023 and first quarter 2023, respectively. The loan charge-offs in the first quarter 2024 included partial charge-offs totaling $9.5 million related to one non-performing taxi medallion loan relationship within the commercial and industrial loans and $7.6 million of partial charge-offs related to two construction loan relationships. See the "Credit Quality" section below for more details.
•Loan Portfolio: Total loans decreased $288.3 million, or 2.3 percent on an annualized basis, to $49.9 billion at March 31, 2024 from December 31, 2023 largely due to the sale of $196.5 million of commercial real estate and construction loans through loan participation agreements at par value in March 2024, and the sale of $93.6 million of commercial and industrial loans associated with the sale of our premium finance lending division in February 2024. During the first quarter 2024, we also transferred $34.1 million of construction loans to loans held for sale at March 31, 2024. Organic loan volumes in most categories remained at modest levels during the first quarter 2024 due to the ongoing impact of elevated market interest rates and other factors. See the "Loans" section below for more details.
•Deposits: Total deposits decreased $164.9 million to $49.1 billion at March 31, 2024 as compared to $49.2 billion at December 31, 2023. During the first quarter 2024, the contractual run-off of higher cost time deposits combined with a $266.2 million decrease in non-interest bearing deposits was largely offset by solid growth in direct interest bearing deposits across several delivery channels. See the "Deposits" section below for more details.
•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $394.8 million for the first quarter 2024 decreased $3.7 million compared to the fourth quarter 2023 and decreased $42.6 million as compared to the first quarter 2023. Our net interest margin on a tax equivalent basis decreased by 3 basis points to 2.79 percent in the first quarter 2024 as compared to 2.82 percent for the fourth quarter 2023. The moderate decline in both net interest income and margin as compared to the linked quarter reflects the ongoing repricing of our interest bearing deposits, net of a 6 basis point increase in the yield of average interest earning assets for the first quarter 2024. See the "Net Interest Income and Margin" section below for more details.
•Income Tax Expense: Our effective tax rate was 25.6 percent for the first quarter 2024 as compared to 19.6 percent for the fourth quarter 2023. The increase was mainly attributable to larger tax credits recorded during the fourth quarter 2023 resulting in a lower effective tax rate.
•Efficiency Ratio: Our efficiency ratio was 59.10 percent for the first quarter 2024 as compared to 60.70 percent and 53.79 percent for the fourth quarter 2023 and first quarter 2023,

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2024 Earnings
April 25, 2024

respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 0.63 percent, 5.73 percent and 8.19 percent for the first quarter 2024, respectively. Annualized ROA, ROE, and tangible ROE, adjusted for non-core income and charges, were 0.65 percent, 5.91 percent and 8.46 percent for the first quarter 2024, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Ira Robbins, CEO commented, "I am extremely pleased with the first quarter's strong financial results. Asset quality results remain extremely stable, and our provision for credit losses reflects the rigorous stress testing efforts that we continue to undertake. We have proactively slowed loan growth and undertaken modest balance sheet efforts to enhance our financial flexibility."

Mr. Robbins continued, "Our pre-provision earnings reflect the diversity of our revenue base. We have responded to headwinds associated with the inverted yield curve by more proactively managing our expense base which supported the stronger results for the quarter. The environment remains challenging, but I am confident that our balance sheet and operational efforts are appropriate and will continue to contribute to our future success."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $394.8 million for the first quarter 2024 decreased $3.7 million and $42.6 million as compared to the fourth quarter 2023 and first quarter 2023, respectively. The slight decrease as compared to the fourth quarter 2023 was mainly due to an increase in average short-term borrowings and the higher level of interest rates across most interest bearing deposit products, partially offset by higher loan yields, a decline in average time deposit balances and one less day during the first quarter 2024. As a result of the higher cost of short-term borrowings and deposits, total interest expense increased $14.2 million to $435.1 million for the first quarter 2024 as compared to the fourth quarter 2023. Interest income on a tax equivalent basis increased $10.5 million to $830.0 million for the first quarter 2024 as compared to the fourth quarter 2023. The increase was mostly due to higher yields on both new originations and adjustable rate loans in our loan portfolio, as well as higher yields on investments, partially offset by a decline in average interest bearing deposits with banks as we reduced overnight excess cash liquidity in the first quarter 2024.

Net interest margin on a tax equivalent basis of 2.79 percent for the first quarter 2024 decreased by 3 basis points and 37 basis points from 2.82 percent and 3.16 percent, respectively, for the fourth quarter 2023 and first quarter 2023. The decrease as compared to the fourth quarter 2023 was largely driven by the higher cost of interest bearing deposits and short-term borrowings, partially offset by an increase in the yield on average interest earning assets. Our cost of total average deposits was 3.16 percent for the first quarter 2024 as compared to 3.13 percent and 1.96 percent for the fourth quarter 2023 and the first quarter 2023, respectively. The overall cost of average interest bearing liabilities increased 6 basis points to 4.19 percent for the first quarter 2024 as compared to the fourth quarter 2023 primarily driven by the higher level of market interest rates on deposits and short-term

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2024 Earnings
April 25, 2024

borrowings. The yield on average interest earning assets also increased by 6 basis points to 5.86 percent on a linked quarter basis largely due to the increased yield of the loan portfolio. The yield on average loans increased by 4 basis points to 6.14 percent for the first quarter 2024 as compared to the fourth quarter 2023 mostly due to the higher level of market interest rates on new originations and adjustable rate loans.
Loans, Deposits and Other Borrowings
Loans. Total loans decreased $288.3 million to $49.9 billion at March 31, 2024 from December 31, 2023. Total commercial real estate (including construction) decreased $264.6 million, or 3.3 percent on an annualized basis during the first quarter 2024. This decline was primarily driven by the sale of $151.0 million and $45.6 million of commercial real estate and construction loans, respectively, through loan participation agreements with Bank Leumi Le-Israel B.M. (BLITA) in March 2024. During the first quarter 2024, we also transferred $34.1 million of construction loans from loans held for investment to loans held for sale as of March 31, 2024 and subsequently sold the loans at par value to BLITA in April 2024. Commercial and industrial loans declined $126.4 million during the first quarter 2024 mostly due to the sale of $93.6 million of loans associated with our premium finance lending division and the contractual run-off of premium finance loans that were retained and not sold. Our retained commercial premium finance portfolio totaled $145.7 million at March 31, 2024 and is expected to mostly run-off at their scheduled maturity dates over the next 12 months. Our residential mortgage portfolio increased $49.3 million during the first quarter 2024 as we continue to retain a large portion of new originations for investment. We sold $40.2 million and $49.9 million of residential mortgage loans held for sale during the first quarter 2024 and fourth quarter 2023, respectively. Automobile loan balances increased by $80.1 million, or 19.8 percent on an annualized basis during the first quarter 2024 mainly due to a slight uptick in application volume and slower repayments as compared to the fourth quarter 2024.
Deposits. Total deposits decreased $164.9 million to $49.1 billion at March 31, 2024 from December 31, 2023 mainly due to decreases of $433.0 million and $266.2 million in time deposits and non-interest bearing deposits, respectively, largely offset by an increase of $534.3 million in savings, NOW and money market deposits. The decrease in time deposits was primarily due to intentional run-off of higher cost government banking time deposits which had matured. Non-interest bearing balances declined during the first quarter 2024, though remained unchanged as a percentage of total deposits, as some customers continue to closely manage balances and shift funds into other higher-yielding alternatives. The solid growth in savings, NOW and money market deposits was mostly attributable to inflows from our specialty niche deposits, traditional branch and online delivery channels. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 23 percent, 51 percent and 26 percent of total deposits as of March 31, 2024, respectively, as compared to 23 percent, 50 percent and 27 percent of total deposits as of December 31, 2023, respectively.
Other Borrowings. Short-term borrowings decreased $842.6 million to $75.2 million at March 31, 2024 as compared to December 31, 2023 mainly due to maturities and repayment of FHLB advances. Long-term borrowings increased $934.0 million to $3.3 billion at March 31, 2024 as compared to $2.3 billion at December 31, 2023. The increase was due to $1.0 billion of new FHLB advances issued during early March 2024 as management elected to shift its maturing higher cost short-term FHLB

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2024 Earnings
April 25, 2024

funding to lower cost long-term borrowings. The $1.0 billion in new FHLB borrowings has a weighted average rate of 4.52 percent and a weighted average remaining contractual term of 3.6 years at March 31, 2024.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, decreased $4.6 million to $288.8 million at March 31, 2024 as compared to December 31, 2023 mainly due to lower non-accrual construction loan balances. Non-accrual construction loans decreased $9.0 million to $51.8 million at March 31, 2024 as compared to December 31, 2023 largely due to partial loan charge-offs related to two loan relationships during the first quarter 2024. Non-accrual commercial and industrial loans increased $2.5 million to $102.4 million at March 31, 2024 as compared to December 31, 2023 mainly due to one new non-performing loan relationship totaling $13.3 million, which was largely offset by $9.5 million of partial charge-offs of taxi cab medallion loans during the first quarter 2024. Non-accrual loans represented 0.58 percent of total loans at both March 31, 2024 and December 31, 2023.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $17.2 million to $74.4 million, or 0.15 percent of total loans, at March 31, 2024 as compared to $91.6 million, or 0.18 percent of total loans at December 31, 2023. Loans 30 to 59 days past due decreased $12.4 million to $46.8 million at March 31, 2024 as compared to December 31, 2023 largely due to lower residential mortgage, consumer and commercial and industrial loan delinquencies. Loans 60 to 89 days past due decreased $5.1 million to $14.2 million at March 31, 2024 as compared to December 31, 2023 also largely due to lower delinquencies across most of the loan categories. Loans 90 days or more past due and still accruing interest totaled $13.4 million at March 31, 2024 and remained relatively unchanged as compared to December 31, 2023. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2024 Earnings
April 25, 2024

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at March 31, 2024, December 31, 2023 and March 31, 2023:

	March 31, 2024		December 31, 2023		March 31, 2023
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$138,593	1.52%	$133,359	1.44%	$127,992	1.42%
Commercial real estate loans:
Commercial real estate	209,355	0.74	194,820	0.69	190,420	0.70
Construction	56,492	1.59	54,778	1.47	52,912	1.42
Total commercial real estate loans	265,847	0.84	249,598	0.78	243,332	0.79
Residential mortgage loans	44,377	0.79	42,957	0.77	41,708	0.76
Consumer loans:
Home equity	2,809	0.50	3,429	0.61	4,417	0.86
Auto and other consumer	17,622	0.60	16,737	0.58	19,449	0.69
Total consumer loans	20,431	0.58	20,166	0.59	23,866	0.71
Allowance for loan losses	469,248	0.94	446,080	0.89	436,898	0.90
Allowance for unfunded credit commitments	18,021		19,470		24,071
Total allowance for credit losses for loans	$487,269		$465,550		$460,969
Allowance for credit losses for loans as a % total loans		0.98%		0.93%		0.95%

Our loan portfolio, totaling $49.9 billion at March 31, 2024, had net loan charge-offs totaling $23.6 million for the first quarter 2024 as compared to $17.5 million and $30.4 million for the fourth quarter 2023 and the first quarter 2023, respectively. The increase in net loan charge-offs for the first quarter 2024 as compared to the fourth quarter 2023 was mainly due to higher commercial and industrial loan and construction loan charge-offs. The loan charge-offs in the first quarter 2024 included partial charge-offs totaling $9.5 million related to one non-performing taxi medallion loan relationship within the commercial and industrial loans and $7.6 million of partial charge-offs related to two construction loan relationships.

The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 0.98 percent at March 31, 2024, 0.93 percent at December 31, 2023, and 0.95 percent at March 31, 2023. For the first quarter 2024, the provision for credit losses for loans totaled $45.3 million as compared to $20.7 million and $9.5 million for the fourth quarter 2023 and first quarter 2023, respectively. The increased provision for credit losses for the first quarter 2024 was mainly driven by higher quantitative reserves related to the commercial real

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2024 Earnings
April 25, 2024

estate, commercial and industrial, and construction loan portfolios. This increase was partially offset by lower qualitative and economic forecast reserves at March 31, 2024.
Capital Adequacy
Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 11.88 percent, 9.34 percent, 9.78 percent and 8.20 percent, respectively, at March 31, 2024.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM (ET) today to discuss the first quarter 2024 earnings and related matters. Interested parties should preregister using this link: https://register.vevent.com/register to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com and archived on Valley’s website through Friday, May 31, 2024. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with over $61 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•the impact of monetary and fiscal policies of the federal government and its agencies, including in response to higher inflation, which could have a material adverse effect on our clients, as well as our business, our employees, and our ability to provide services to our customers;

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2024 Earnings
April 25, 2024

•the impact of a potential U.S. Government shutdown, default by the U.S. government on its debt obligations, or related credit-rating downgrades, on economic activity in the markets in which we operate and, in general, on levels of end market demand in the economy;
•the impact of unfavorable macroeconomic conditions or downturns, instability or volatility in financial markets, unanticipated loan delinquencies, loss of collateral, decreased service revenues, increased business disruptions or failures, reductions in employment, and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as geopolitical instabilities or events (including the Israel-Hamas war); natural and other disasters (including severe weather events); health emergencies; acts of terrorism or other external events;
•the impact of potential instability within the U.S. financial sector in the aftermath of the banking failures in 2023, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived soundness, or concerns about the creditworthiness of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including FDIC insurance premiums, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;
•the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;
•greater than expected costs or difficulties related to Valley's new core banking system implemented in the fourth quarter 2023 and continued enhancements to processes and systems under Valley's current technology roadmap;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;
•a prolonged downturn in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks;

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2024 Earnings
April 25, 2024

•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank, the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2023.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data and stock price)	2024	2023	2023
FINANCIAL DATA:
Net interest income - FTE (1)	$394,847	$398,581	$437,458
Net interest income	393,548	397,275	436,020
Non-interest income	61,415	52,691	54,299
Total revenue	454,963	449,966	490,319
Non-interest expense	280,310	340,421	272,166
Pre-provision net revenue	174,653	109,545	218,153
Provision for credit losses	45,200	20,580	14,437
Income tax expense	33,173	17,411	57,165
Net income	96,280	71,554	146,551
Dividends on preferred stock	4,119	4,104	3,874
Net income available to common shareholders	$92,161	$67,450	$142,677
Weighted average number of common shares outstanding:
Basic	508,340,719	507,683,229	507,111,295
Diluted	510,633,945	509,714,526	509,656,430
Per common share data:
Basic earnings	$0.18	$0.13	$0.28
Diluted earnings	0.18	0.13	0.28
Cash dividends declared	0.11	0.11	0.11
Closing stock price - high	10.80	11.10	12.59
Closing stock price - low	7.43	7.71	9.06
FINANCIAL RATIOS:
Net interest margin	2.78%	2.81%	3.15%
Net interest margin - FTE (1)	2.79	2.82	3.16
Annualized return on average assets	0.63	0.47	0.98
Annualized return on avg. shareholders' equity	5.73	4.31	9.10
NON-GAAP FINANCIAL DATA AND RATIOS: (3)
Basic earnings per share, as adjusted	$0.19	$0.22	$0.30
Diluted earnings per share, as adjusted	0.19	0.22	0.30
Annualized return on average assets, as adjusted	0.65%	0.76%	1.03%
Annualized return on average shareholders' equity, as adjusted	5.91	7.01	9.60
Annualized return on avg. tangible shareholders' equity	8.19%	6.21%	13.39%
Annualized return on average tangible shareholders' equity, as adjusted	8.46	10.10	14.12
Efficiency ratio	59.10	60.70	53.79

AVERAGE BALANCE SHEET ITEMS:
Assets	$61,256,868	$61,113,553	$59,867,002
Interest earning assets	56,618,797	56,469,468	55,362,790
Loans	50,246,591	50,039,429	47,859,371
Interest bearing liabilities	41,556,588	40,753,313	37,618,750
Deposits	48,575,974	49,460,571	47,152,919
Shareholders' equity	6,725,695	6,639,906	6,440,215

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2024	2023	2023	2023	2023
Assets	$61,000,188	$60,934,974	$61,183,352	$61,703,693	$64,309,573
Total loans	49,922,042	50,210,295	50,097,519	49,877,248	48,659,966
Deposits	49,077,946	49,242,829	49,885,314	49,619,815	47,590,916
Shareholders' equity	6,727,139	6,701,391	6,627,299	6,575,184	6,511,581

LOANS:
(In thousands)
Commercial and industrial	$9,104,193	$9,230,543	$9,274,630	$9,287,309	$9,043,946
Commercial real estate:
Commercial real estate	28,148,953	28,243,239	28,041,050	27,793,072	27,051,111
Construction	3,556,511	3,726,808	3,833,269	3,815,761	3,725,967
Total commercial real estate	31,705,464	31,970,047	31,874,319	31,608,833	30,777,078
Residential mortgage	5,618,355	5,569,010	5,562,665	5,560,356	5,486,280
Consumer:
Home equity	564,083	559,152	548,918	535,493	516,592
Automobile	1,700,508	1,620,389	1,585,987	1,632,875	1,717,141
Other consumer	1,229,439	1,261,154	1,251,000	1,252,382	1,118,929
Total consumer loans	3,494,030	3,440,695	3,385,905	3,420,750	3,352,662
Total loans	$49,922,042	$50,210,295	$50,097,519	$49,877,248	$48,659,966

CAPITAL RATIOS:
Book value per common share	$12.81	$12.79	$12.64	$12.54	$12.41
Tangible book value per common share (3)	8.84	8.79	8.63	8.51	8.36
Tangible common equity to tangible assets (3)	7.62%	7.58%	7.40%	7.24%	6.82%
Tier 1 leverage capital	8.20	8.16	8.08	7.86	7.96
Common equity tier 1 capital	9.34	9.29	9.21	9.03	9.02
Tier 1 risk-based capital	9.78	9.72	9.64	9.47	9.46
Total risk-based capital	11.88	11.76	11.68	11.52	11.58

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES:	March 31,	December 31,	March 31,
($ in thousands)	2024	2023	2023
Allowance for credit losses for loans
Beginning balance	$465,550	$462,345	$483,255
Impact of the adoption of ASU No. 2022-02	—	—	(1,368)
Beginning balance, adjusted	465,550	462,345	481,887
Loans charged-off:
Commercial and industrial	(14,293)	(10,616)	(26,047)
Commercial real estate	(1,204)	(8,814)	—
Construction	(7,594)	(1,906)	(5,698)
Residential mortgage	—	(25)	—
Total consumer	(1,809)	(1,274)	(828)
Total loans charged-off	(24,900)	(22,635)	(32,573)
Charged-off loans recovered:
Commercial and industrial	682	4,655	1,399
Commercial real estate	241	1	24
Residential mortgage	25	15	21
Total consumer	397	473	761
Total loans recovered	1,345	5,144	2,205
Total net charge-offs	(23,555)	(17,491)	(30,368)
Provision for credit losses for loans	45,274	20,696	9,450
Ending balance	$487,269	$465,550	$460,969
Components of allowance for credit losses for loans:
Allowance for loan losses	$469,248	$446,080	$436,898
Allowance for unfunded credit commitments	18,021	19,470	24,071
Allowance for credit losses for loans	$487,269	$465,550	$460,969
Components of provision for credit losses for loans:
Provision for credit losses for loans	$46,723	$21,396	$9,979
Credit for unfunded credit commitments	(1,449)	(700)	(529)
Total provision for credit losses for loans	$45,274	$20,696	$9,450
Annualized ratio of total net charge-offs to total average loans	0.19%	0.14%	0.25%
Allowance for credit losses for loans as a % of total loans	0.98%	0.93%	0.95%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
ASSET QUALITY:	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2024	2023	2023	2023	2023
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$6,202	$9,307	$10,687	$6,229	$20,716
Commercial real estate	5,791	3,008	8,053	3,612	13,580
Residential mortgage	20,819	26,345	13,159	15,565	12,599
Total consumer	14,032	20,554	15,509	8,431	7,845
Total 30 to 59 days past due	46,844	59,214	47,408	33,837	54,740
60 to 89 days past due:
Commercial and industrial	2,665	5,095	5,720	7,468	24,118
Commercial real estate	3,720	1,257	2,620	—	—
Residential mortgage	5,970	8,200	9,710	1,348	2,133
Total consumer	1,834	4,715	1,720	4,126	1,519
Total 60 to 89 days past due	14,189	19,267	19,770	12,942	27,770
90 or more days past due:
Commercial and industrial	5,750	5,579	6,629	6,599	8,927
Commercial real estate	—	—	—	2,242	—
Construction	3,990	3,990	3,990	3,990	6,450
Residential mortgage	2,884	2,488	1,348	1,165	1,668
Total consumer	731	1,088	391	1,006	747
Total 90 or more days past due	13,355	13,145	12,358	15,002	17,792
Total accruing past due loans	$74,388	$91,626	$79,536	$61,781	$100,302
Non-accrual loans:
Commercial and industrial	$102,399	$99,912	$87,655	$84,449	$78,606
Commercial real estate	100,052	99,739	83,338	82,712	67,938
Construction	51,842	60,851	62,788	63,043	68,649
Residential mortgage	28,561	26,986	21,614	20,819	23,483
Total consumer	4,438	4,383	3,545	3,068	3,318
Total non-accrual loans	287,292	291,871	258,940	254,091	241,994
Other real estate owned (OREO)	88	71	71	824	1,189
Other repossessed assets	1,393	1,444	1,314	1,230	1,752
Total non-performing assets	$288,773	$293,386	$260,325	$256,145	$244,935
Total non-accrual loans as a % of loans	0.58%	0.58%	0.52%	0.51%	0.50%
Total accruing past due and non-accrual loans as a % of loans	0.72	0.76	0.68	0.63	0.70
Allowance for losses on loans as a % of non-accrual loans	163.33	152.83	170.76	171.76	180.54

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2024	2023	2023
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$96,280	$71,554	$146,551
Add: FDIC Special assessment (a)	7,394	50,297	—
Add: Losses (gains) on available for sale and held to maturity debt securities, net (b)	7	(877)	24
Add: Restructuring charge (c)	620	(538)	—
Less: Gain on sale of commercial premium finance lending division (d)	(3,629)	—	—
Add: Provision for credit losses for available for sale securities (e)	—	—	5,000
Add: Merger related expenses (f)	—	10,000	4,133
Add: Litigation reserve (g)	—	3,540	—
Total non-GAAP adjustments to net income	4,392	62,422	9,157
Income tax adjustments related to non-GAAP adjustments (h)	(1,224)	(17,679)	(1,178)
Net income, as adjusted (non-GAAP)	$99,448	$116,297	$154,530
Dividends on preferred stock	4,119	4,104	3,874
Net income available to common shareholders, as adjusted (non-GAAP)	$95,329	$112,193	$150,656
__________
(a) Included in the FDIC insurance expense.
(b) Included in gains on securities transactions, net.
(c) Represents severance expense (credit) related to workforce reductions within salary and employee benefits expense.
(d) Included in net gains (losses) on sale of assets.
(e) Included in provision for credit losses for available for sale and held to maturity securities (tax disallowed).
(f) Represents data processing termination costs within technology, furniture and equipment expense during the fourth quarter 2023 and salary and employee benefits expense during the first quarter 2023.
(g) Represents legal reserves and settlement charges included in professional and legal fees.
(h) Calculated using the appropriate blended statutory tax rate for the applicable period.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$95,329	$112,193	$150,656
Average number of shares outstanding	508,340,719	507,683,229	507,111,295
Basic earnings, as adjusted (non-GAAP)	$0.19	$0.22	$0.30
Average number of diluted shares outstanding	510,633,945	509,714,526	509,656,430
Diluted earnings, as adjusted (non-GAAP)	$0.19	$0.22	$0.30
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$99,448	$116,297	$154,530
Average shareholders' equity	$6,725,695	$6,639,906	$6,440,215
Less: Average goodwill and other intangible assets	2,024,999	2,033,656	2,061,361
Average tangible shareholders' equity	$4,700,696	$4,606,250	$4,378,854
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	8.46%	10.10%	14.12%
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$99,448	$116,297	$154,530
Average assets	$61,256,868	$61,113,553	$59,867,002
Annualized return on average assets, as adjusted (non-GAAP)	0.65%	0.76%	1.03%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2024	2023	2023
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$99,448	$116,297	$154,530
Average shareholders' equity	$6,725,695	$6,639,906	$6,440,215
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	5.91%	7.01%	9.60%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$96,280	$71,554	$146,551
Average shareholders' equity	6,725,695	6,639,906	6,440,215
Less: Average goodwill and other intangible assets	2,024,999	2,033,656	2,061,361
Average tangible shareholders' equity	$4,700,696	$4,606,250	$4,378,854
Annualized return on average tangible shareholders' equity (non-GAAP)	8.19%	6.21%	13.39%
Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$280,310	$340,421	$272,166
Less: FDIC Special assessment (pre-tax)	7,394	50,297	—
Less: Restructuring charge (pre-tax)	620	(538)	—
Less: Merger-related expenses (pre-tax)	—	10,000	4,133
Less: Amortization of tax credit investments (pre-tax)	5,562	4,547	4,253
Less: Litigation reserve (pre-tax)	—	3,540	—
Non-interest expense, as adjusted (non-GAAP)	$266,734	$272,575	$263,780
Net interest income, as reported (GAAP)	393,548	397,275	436,020
Non-interest income, as reported (GAAP)	61,415	52,691	54,299
Add: Losses (gains) on available for sale and held to maturity securities transactions, net (pre-tax)	7	(877)	24
Less: Gain on sale of premium finance division (pre-tax)	(3,629)	—	—
Non-interest income, as adjusted (non-GAAP)	$57,793	$51,814	$54,323
Gross operating income, as adjusted (non-GAAP)	$451,341	$449,089	$490,343
Efficiency ratio (non-GAAP)	59.10%	60.70%	53.79%

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except for share data)	2024	2023	2023	2023	2023
Tangible book value per common share (non-GAAP):
Common shares outstanding	508,893,059	507,709,927	507,660,742	507,619,430	507,762,358
Shareholders' equity (GAAP)	$6,727,139	$6,701,391	$6,627,299	$6,575,184	$6,511,581
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	2,020,405	2,029,267	2,038,202	2,046,882	2,056,107
Tangible common shareholders' equity (non-GAAP)	$4,497,043	$4,462,433	$4,379,406	$4,318,611	$4,245,783
Tangible book value per common share (non-GAAP)	$8.84	$8.79	$8.63	$8.51	$8.36
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$4,497,043	$4,462,433	$4,379,406	$4,318,611	$4,245,783
Total assets (GAAP)	61,000,188	60,934,974	61,183,352	61,703,693	64,309,573
Less: Goodwill and other intangible assets	2,020,405	2,029,267	2,038,202	2,046,882	2,056,107
Tangible assets (non-GAAP)	$58,979,783	$58,905,707	$59,145,150	$59,656,811	$62,253,466
Tangible common equity to tangible assets (non-GAAP)	7.62%	7.58%	7.40%	7.24%	6.82%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	March 31,	December 31,
	2024	2023
	(Unaudited)
Assets
Cash and due from banks	$398,827	$284,090
Interest bearing deposits with banks	542,006	607,135
Investment securities:
Equity securities	66,951	64,464
Trading debt securities	3,989	3,973
Available for sale debt securities	1,449,334	1,296,576
Held to maturity debt securities (net of allowance for credit losses of $1,131 at March 31, 2024 and $1,205 at December 31, 2023)	3,710,687	3,739,208
Total investment securities	5,230,961	5,104,221
Loans held for sale (includes fair value of $17,639 at March 31, 2024 and $20,640 at December 31, 2023 for loans originated for sale)	61,782	30,640
Loans	49,922,042	50,210,295
Less: Allowance for loan losses	(469,248)	(446,080)
Net loans	49,452,794	49,764,215
Premises and equipment, net	371,034	381,081
Lease right of use assets	336,330	343,461
Bank owned life insurance	723,398	723,799
Accrued interest receivable	253,893	245,498
Goodwill	1,868,936	1,868,936
Other intangible assets, net	151,469	160,331
Other assets	1,608,758	1,421,567
Total Assets	$61,000,188	$60,934,974
Liabilities
Deposits:
Non-interest bearing	$11,273,331	$11,539,483
Interest bearing:
Savings, NOW and money market	25,060,881	24,526,622
Time	12,743,734	13,176,724
Total deposits	49,077,946	49,242,829
Short-term borrowings	75,224	917,834
Long-term borrowings	3,262,341	2,328,375
Junior subordinated debentures issued to capital trusts	57,195	57,108
Lease liabilities	396,904	403,781
Accrued expenses and other liabilities	1,403,439	1,283,656
Total Liabilities	54,273,049	54,233,583
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at March 31, 2024 and December 31, 2023)	111,590	111,590
Series B (4,000,000 shares issued at March 31, 2024 and December 31, 2023)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 508,893,059 shares at March 31, 2024 and 507,896,910 shares at December 31, 2023)	178,535	178,187
Surplus	4,989,023	4,989,989
Retained earnings	1,506,738	1,471,371
Accumulated other comprehensive loss	(156,848)	(146,456)
Treasury stock, at cost (186,983 common shares at December 31, 2023)	—	(1,391)
Total Shareholders’ Equity	6,727,139	6,701,391
Total Liabilities and Shareholders’ Equity	$61,000,188	$60,934,974

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Interest Income
Interest and fees on loans	$771,553	$762,894	$655,226
Interest and dividends on investment securities:
Taxable	35,797	34,117	32,289
Tax-exempt	4,796	4,820	5,325
Dividends	6,828	6,138	5,185
Interest on federal funds sold and other short-term investments	9,682	10,215	22,205
Total interest income	828,656	818,184	720,230
Interest Expense
Interest on deposits:
Savings, NOW and money market	232,506	221,501	150,766
Time	151,065	165,351	80,298
Interest on short-term borrowings	20,612	5,524	33,948
Interest on long-term borrowings and junior subordinated debentures	30,925	28,533	19,198
Total interest expense	435,108	420,909	284,210
Net Interest Income	393,548	397,275	436,020
(Credit) provision for credit losses for available for sale and held to maturity securities	(74)	(116)	4,987
Provision for credit losses for loans	45,274	20,696	9,450
Net Interest Income After Provision for Credit Losses	348,348	376,695	421,583
Non-Interest Income
Wealth management and trust fees	17,930	11,978	9,587
Insurance commissions	2,251	3,221	2,420
Capital markets	5,670	6,489	10,892
Service charges on deposit accounts	11,249	9,336	10,476
Gains on securities transactions, net	49	907	378
Fees from loan servicing	3,188	2,616	2,671
Gains on sales of loans, net	1,618	2,302	489
Gains (losses) on sales of assets, net	3,694	(129)	124
Bank owned life insurance	3,235	4,107	2,584
Other	12,531	11,864	14,678
Total non-interest income	61,415	52,691	54,299
Non-Interest Expense
Salary and employee benefits expense	141,831	131,719	144,986
Net occupancy expense	24,323	27,590	23,256
Technology, furniture and equipment expense	35,462	44,404	36,508
FDIC insurance assessment	18,236	60,627	9,155
Amortization of other intangible assets	9,412	9,696	10,519
Professional and legal fees	16,465	25,238	16,814
Amortization of tax credit investments	5,562	4,547	4,253
Other	29,019	36,600	26,675
Total non-interest expense	280,310	340,421	272,166
Income Before Income Taxes	129,453	88,965	203,716
Income tax expense	33,173	17,411	57,165
Net Income	96,280	71,554	146,551
Dividends on preferred stock	4,119	4,104	3,874
Net Income Available to Common Shareholders	$92,161	$67,450	$142,677

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$50,246,591	$771,577	6.14%	$50,039,429	$762,918	6.10%	$47,859,371	$655,250	5.48%
Taxable investments (3)	5,094,978	42,625	3.35	4,950,773	40,255	3.25	5,033,134	37,474	2.98
Tax-exempt investments (1)(3)	579,842	6,071	4.19	593,577	6,101	4.11	623,145	6,739	4.33
Interest bearing deposits with banks	697,386	9,682	5.55	885,689	10,215	4.61	1,847,140	22,205	4.81
Total interest earning assets	56,618,797	829,955	5.86	56,469,468	819,489	5.80	55,362,790	721,668	5.21
Other assets	4,638,071			4,644,085			4,504,212
Total assets	$61,256,868			$61,113,553			$59,867,002
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$24,793,452	$232,506	3.75%	$23,991,093	$221,500	3.69%	$23,389,569	$150,766	2.58%
Time deposits	12,599,395	151,065	4.80	13,934,683	165,351	4.75	9,738,608	80,298	3.30
Short-term borrowings	1,537,879	20,612	5.36	449,831	5,524	4.91	2,803,743	33,948	4.84
Long-term borrowings (4)	2,625,862	30,925	4.71	2,377,706	28,533	4.80	1,686,830	19,198	4.55
Total interest bearing liabilities	41,556,588	435,108	4.19	40,753,313	420,908	4.13	37,618,750	284,210	3.02
Non-interest bearing deposits	11,183,127			11,534,795			14,024,742
Other liabilities	1,791,458			2,185,539			1,783,295
Shareholders' equity	6,725,695			6,639,906			6,440,215
Total liabilities and shareholders' equity	$61,256,868			$61,113,553			$59,867,002

Net interest income/interest rate spread (5)		$394,847	1.67%		$398,581	1.67%		$437,458	2.19%
Tax equivalent adjustment		(1,299)			(1,306)			(1,438)
Net interest income, as reported		$393,548			$397,275			$436,020
Net interest margin (6)			2.78			2.81			3.15
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			2.79%			2.82%			3.16%

(1)    Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 70 Speedwell Avenue, Morristown, New Jersey, 07960, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.